CLW059 SB-CT 05:06 FARO Announces Court Case Will Move Forward
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+ US1  ED1  NSV  FC1  IRW  TNW  RWB  (FARO TECHNOLOGIES 154366     FL)
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f.b.c/natse r f bc-FL-FARO-court-case     09-19

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[STK]  FARO
[IN]  MAC CPR STW
[SU]  LAW
TO BUSINESS AND LEGAL AFFAIRS EDITORS:

FARO Announces Court Case Will Move Forward

LAKE MARY, Fla., Sept. 19 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO), the world market leader in portable computer-aided measurement arms and laser tracker sales, announced today that the U.S. District Court for the Middle District of Florida has denied FARO's and the individual defendants' motion to dismiss the consolidated second amended securities class action complaint, as filed against FARO and those individuals.

"The court stated that it was required to accept as true the allegations of the complaint, and to construe all reasonable inferences therein in the light most favorable to the plaintiff. Although we are disappointed with the decision, we also realize that the court did not rule upon the merits of the lawsuit, but simply allowed it to proceed. We continue to believe that the plaintiff's claims are without merit, and we intend to vigorously defend against them," said Jay Freeland, the Company's President and Chief Executive Officer.

About FARO

With more than 13,500 installations and 6,500 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models - or to perform evaluations against an existing model - for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO's technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world's best-selling portable measurement arm - the FaroArm; the world's best-selling laser tracker - the FARO Laser Tracker; the FARO Laser ScanArm; FARO Laser Scanner LS; the FARO Gage, Gage- PLUS and PowerGAGE; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered. Learn more at www.faro.com

Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include those set forth under "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and other statements contained in FARO's other filings with the Securities and Exchange Commission.

Forward-looking statements in this press release represent FARO's judgment as of the date of this release. FARO undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

SOURCE     FARO Technologies, Inc.
-0-	09/19/2007
/CONTACT: Darin Sahler, Global PR Manager of FARO Technologies, Inc.,
+1-407-333-9911, Darin.Sahler@faro.com/
/FCMN Contact: darin.sahler@faro.com/
/Web site: http://www.faro.com /
(FARO)

CO:	FARO Technologies, Inc.
ST:	Florida
IN:	MAC CPR STW
SU:	LAW